Exhibit 99.1

Terayon Ships One Million DOCSIS 2.0 Cable Modems

Broadband Milestone Highlights Standard’s Growing Acceptance by Cable Television Operators

Santa Clara, California – August 18, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced that it has shipped one million DOCSIS® 2.0 (Data Over Cable Service Interface Specification) cable modems to cable television operators worldwide. Terayon’s one millionth DOCSIS 2.0 cable modem was presented to Comcast, the world’s leading cable operator and a user of Terayon’s DOCSIS 2.0 modems since August 2002.

     “Shipping one million DOCSIS 2.0 modems is a tremendous milestone for Terayon and the entire cable industry, and one that shows cable operators’ growing acceptance of DOCSIS 2.0,” said Zaki Rakib, Terayon’s Chief Executive Officer. “The increased capacity of DOCSIS 2.0 enables cable operators to reduce their capital and operating expenses while offering higher speeds that better compete with DSL service. With the growing installed base of DOCSIS 2.0 cable modems estimated to reach more than eight million by year end, many cable operators are well poised to deploy DOCSIS 2.0 CMTSs to form an end-to-end broadband solution and enjoy the economic and competitive advantages of DOCSIS 2.0.”

     “We congratulate Terayon on reaching this milestone,” said Dr. Richard R. Green, president and CEO of CableLabs®. “Thanks to the support of cable operators and vendors like Terayon, DOCSIS 2.0 has gone from specifications to certification testing, to deployments in just 18 months. Such rapid progress is a victory for the consumer, cable operators and suppliers.”

     DOCSIS 2.0 is the latest version of the specification for broadband cable data systems that was developed by CableLabs, the cable television industry’s research and development consortium. It is updated over previous versions with the addition of advanced physical layer technologies that enable as much as three times the maximum upstream throughput of DOCSIS 1.1. DOCSIS 2.0 will allow cable operators to deploy new broadband services and improve the performance of their current broadband services without upgrading their existing network infrastructures.

     “Thanks to MSO acceptance of its DOCSIS 2.0 product line, Terayon’s cable modem market share has climbed more than 50 percent over the last year,” noted Michael Harris, president of broadband research firm Kinetic Strategies Inc. “This is a significant accomplishment in the competitive DOCSIS modem market.”

     Terayon’s DOCSIS 2.0 cable modems began shipping in volume in August 2002 and have been deployed by the top five U.S. cable operators and other major international operators. Terayon’s latest DOCSIS 2.0 certified modem is the TJ 715x, which is a member of Terayon’s TJ 700 series of modems.

About Terayon’s end-to-end DOCSIS 2.0 System

     The TJ 715x is a key component of Terayon’s end-to-end DOCSIS 2.0 cable data system. The system’s other components are the BW 3500 or BW 3200 model CMTS (Cable Modem Termination System) and the TMC (Terayon Management Center) network management software.

     The BW 3500 is the industry’s only CMTS qualified to meet the DOCSIS 2.0 and PacketCable™ 1.0 specifications. It is a scalable, carrier-class CMTS for operators’ most demanding broadband voice and data applications. Deployed in a cable operator’s headend – the central point of a cable network – the BW 3500 manages DOCSIS cable modems deployed by the operator’s subscribers, forming an end-to-end system for delivering broadband services. Terayon also offers the compact BW 3200 CMTS, which is suited for either smaller cable systems or large, segmented systems.

     The final component of Terayon’s DOCSIS 2.0 cable data system is the TMC network management system – a single, integrated software solution for managing, configuring and provisioning Terayon’s CMTSs and any DOCSIS modem. TMC has advanced fault management, performance monitoring and network troubleshooting features to provide operators with greater visibility into the “last mile” of their networks.

About Terayon

     Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance capabilities of the TJ 715x cable modem, the BW 3500 CMTS and the BW 3200 CMTS; the reliability and capabilities of DOCSIS 2.0; the acceptance of Terayon’s new products in the market; the sales of Terayon’s new products; the expansion of operations by Terayon’s customers and the deployment of Terayon’s products in specific markets; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.